Exhibit 10.3

FIRST AMENDMENT TO

EXECUTIVE AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE AGREEMENT (“Amendment”) is entered into on March 27, 2020 and effective on April 1, 2020 (the “Effective Date”) by and between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and Carl Sottosanti, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

The Company and Executive entered into an Executive Agreement on December 10, 2018 and effective as of December 13, 2018 (the “Agreement”).

The Company and Executive desire to amend the Agreement pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

AMENDMENTS

1.                   As of the Effective Date, Section 1 of the Agreement (Term) is hereby amended to add a new second paragraph to Section 1 (Term and Compensation):

“Executive’s base salary shall be as follows: (i) $695,250 as base salary beginning on January 1, 2020 until March 31, 2020 and (ii) $556,200 as base salary effective on April 1, 2020 and thereafter; provided that the Compensation Committee of the Company shall have discretion to restore or increase the base salary during the term of this Agreement.”

2.                   As of the Effective Date, Section 4(a) of the Agreement (Amount of Post-Employment Base Salary) and Section 4(b) of the Agreement (Amount of Post-Employment Bonus) are hereby deleted in their entirety and replaced with the following new Section 4(a) (Amount of Post-Employment Base Salary) and new Section 4(b) of the Agreement (Amount of Post-Employment Bonus):

“(a)      Amount of Post-Employment Base Salary. Subject to Sections 4(d) and 21, the Company shall pay to Executive an amount equal to 18 months (the “Severance Period”) of base salary at a rate equal to the greater of (i) the base salary set forth in clause (i) of the second paragraph of Section 1 or (ii) the base salary in effect on the date of Executive’s separation from service (the “Termination Date”). Such amount shall be paid over the Severance Period in accordance with the Company’s regular payroll procedures for similarly situated executives following the Termination Date.

(b)       Amount of Post-Employment Bonus.  The Company shall pay to Executive an amount equal to the product of 1.5 times the targeted amount of an annual cash bonus, at the rate in effect on the Termination Date.   Such amount shall be paid on the date such next bonus is paid to similarly situated executives after the Termination Date.”

3.                   As of the Effective Date, Section 9(b) of the Agreement (Payments) is hereby deleted in its entirety and replaced with the following new Section 9(b) (Payments):

“(b)      Payments.  In the event of a Change of Control, and either (A) Executive’s employment is terminated without Cause within 12 months after the effective date of the Change of Control or (B) Executive resigns from employment for Post-COC Good Reason (as such term is defined in subsection (f) below) within 12 months after the effective date of the Change of Control (the effective date of such termination or resignation, the “Trigger Date”), Executive shall be entitled to receive a cash payment in an amount equal to the product of two times the sum of the Executive’s: (i) base salary which shall be determined based on the greater of (a) the base salary set forth in set forth in clause (i) of the second paragraph of Section 1 or (b) the base salary in effect on the Termination Date and (ii) targeted amount of annual cash bonus, at the rate in effect coincident with the Change of Control or the Trigger Date, whichever is greater. Such payment shall be in lieu of any payment to which Executive would be entitled under Section 4, provided that Executive shall also be entitled to receive the benefits set forth in Section 4(c).”

4.                   Except as modified herein, all other terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall apply. No modification may be made to the Agreement or this Amendment except in writing and signed by both the Company and Executive.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

EXECUTIVE	PENN NATIONAL GAMING, INC.

/s/ Carl Sottosanti	By:	/s/ Jay A. Snowden
Carl Sottosanti		Jay A. Snowden,
President and Chief Executive Officer